Exhibit 4.1
EFFECTIVE DATE SUPPLEMENTAL INDENTURE
First Supplemental Indenture (this “Effective Date Supplemental Indenture”), dated as of June 30, 2023, among the entities listed on the signature pages hereto (together, the “Initial Subsidiary Guarantors”), each a subsidiary of Fortrea Holdings Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 27, 2023, providing for the issuance of an unlimited aggregate principal amount of 7.500% Senior Secured Notes due 2030 (the “Notes”);
WHEREAS, the Initial Subsidiary Guarantors, the Company, the Trustee and the Collateral Agent hereby enter into this Effective Date Supplemental Indenture, under which the Initial Subsidiary Guarantors shall become party to the Indenture;
WHEREAS, pursuant to this Effective Date Supplemental Indenture, the Initial Subsidiary Guarantors shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Subsidiary Guarantees”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Effective Date Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Subsidiary Guarantee. Each of the Initial Subsidiary Guarantors hereby agrees as follows:
(a)    Subject to Article 10 of the Indenture, to jointly and severally unconditionally guarantee, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder, that:
    (i)    the principal of, premium, if any, or interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders, the Collateral Agent or the Trustee under the Indenture, the Notes and the Collateral Documents shall be promptly paid in full or performed, all in accordance with the terms thereof; and
    (ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Initial Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b)    The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
(c)    The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.
(d)    This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and each Initial Subsidiary Guarantor accepts all obligations of a Subsidiary Guarantor under the Indenture.
(e)    If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Initial Subsidiary Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Initial Subsidiary Guarantors, any amount paid either to the Trustee, the Collateral Agent or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(f)    The Initial Subsidiary Guarantors shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(g)    As between the Initial Subsidiary Guarantors, on the one hand, and the Holders and the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Initial Subsidiary Guarantors for the purpose of this Subsidiary Guarantee.
(h)    If any Initial Subsidiary Guarantor makes a payment under its Subsidiary Guarantee, such Initial Subsidiary Guarantor will be entitled upon payment in full of all Obligations Guaranteed under the Indenture to a contribution from each other Initial Subsidiary Guarantor in an amount equal to such other Initial Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Initial Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
(i)    Pursuant to Section 10.02 of the Indenture, the obligations of the Initial Subsidiary Guarantors under this Subsidiary Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Initial Subsidiary Guarantors that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Initial Subsidiary Guarantor in respect of the obligations of such other Initial Subsidiary Guarantor under Article 10 of the Indenture, result in the obligations of such Initial Subsidiary Guarantor under this Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. This Subsidiary Guarantee shall not apply to any liability to the extent that it would result in this Subsidiary Guarantee constituting unlawful financial assistance as prohibited by sections 678 and/or 679 of the Companies Act 2006 of the United Kingdom.
(j)    This Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization,

should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Subsidiary Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(k)    In case any provision of this Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(l)    Each payment to be made by the Initial Subsidiary Guarantors in respect of this Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
(3)    Execution and Delivery. Each Initial Subsidiary Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.
(4)    Merger, Consolidation or Sale of All or Substantially All Assets. Except as otherwise provided in Section 5.01 of the Indenture, the Initial Subsidiary Guarantors may not consolidate or merge with or into or wind up into (whether or not the Company or Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than to the Company or another Initial Subsidiary Guarantor).
(5)    Releases. The Subsidiary Guarantee of any Initial Subsidiary Guarantor shall be automatically and unconditionally released and discharged under the circumstances described in Section 10.06 of the Indenture.
(6)    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Initial Subsidiary Guarantors shall have any liability for any obligations of the Company or the Subsidiary Guarantors (including the Initial Subsidiary Guarantors hereunder) under the Notes, the Subsidiary Guarantees, the Indenture, the Intercreditor Agreement, any Collateral Document or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(7)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(8)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(9)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(10)    The Trustee. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantors.
(11)    Subrogation. The Initial Subsidiary Guarantors shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by the Initial Subsidiary Guarantors pursuant to the provisions of Section 2 hereof and Section 11.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Initial Subsidiary Guarantors shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.
(12)    Benefits Acknowledged. The Initial Subsidiary Guarantors’ Subsidiary Guarantees are subject to the terms and conditions set forth in the Indenture. The Initial Subsidiary Guarantors acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Subsidiary Guarantee are knowingly made in contemplation of such benefits.
(13)    Successors. All agreements of the Initial Subsidiary Guarantors in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee and/or the Collateral Agent, as applicable, in this Supplemental Indenture shall bind its successors.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
FORTREA HOLDINGS INC.
By:        /s/ Jill McConnell
    Name: Jill McConnell
    Title: Chief Financial Officer
FORTREA INC.
By:        /s/ Jill McConnell
    Name: Jill McConnell
    Title: Chief Financial Officer
FORTREA UK HOLDINGS LTD
FORTREA CLINICAL RESEARCH UNIT LTD
FORTREA DEVELOPMENT LTD
HAVENFERN LIMITED
CHILTERN INTERNATIONAL LIMITED
By:        /s/ Jill McConnell
    Name: Jill McConnell
    Title: Director

    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
SNAPIOT, INC.
FORTREA CRU INC.
FORTREA PATIENT ACCESS INC.
FORTREA SPECIALTY PHARMACY LLC
FORTREA LATIN AMERICA INC.
NEXIGENT INC.
FORTREA ASIA-PACIFIC INC.
FORTREA CLINICAL RESEARCH UNIT INC.

By:        /s/ Amedeo De Risi
    Name: Amedeo De Risi
    Title: Treasurer

    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
ENDPOINT CLINICAL INC.

By:        /s/ David Cooper
    Name: David Cooper
    Title: President and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent
By:        /s/ Allison Lancaster-Poole
    Name: Allison Lancaster-Poole
    Title: Vice President